Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division

202 N. Carson Street

Carson City, NV 89701

Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall

2250 Las Vegas Blvd North, Suite 400

North Las Vegas, NV 89030

Telephone (702) 486-2880

Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/29/2022

Work Order Item Number:	W2022082600311-2338791
Filing Number:	20222573231
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	8/26/2022 8:00
Filing Page(s):	3

Indexed Entity Information:
Entity ID: E0250932007-4	Entity Name: GREENBOX POS
Entity Status: Active	Expiration Date: None

Commercial Registered Agent

Legalinc Corporate Services Inc.

1810 East Sahara Avenue, Suite 215, Las Vegas, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully, BARBARA K. CEGAVSKE Secretary of State

Commercial Recording Division

202 N. Carson Street

Article 2.1 is deleted in its entirety and the following substituted in lieu thereof:

2.1    Authorized Shares. The total number of shares that this corporation is authorized to issue is 180,000,000 shares of Capital stock, consisting of 175,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value of $0.01 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.